EXHIBIT 99.9(d):
                                 ----------------

                    FORM OF ADMINISTRATIVE SERVICES AGREEMENT
                  BETWEEN THE TRUST AND UNDISCOVERED MANAGERS.

                        ADMINISTRATIVE SERVICES AGREEMENT


         THIS ADMINISTRATIVE SERVICES AGREEMENT dated as of December __, 1997 is made and entered into by and between Undiscovered Managers, LLC, a Delaware limited liability company ("Undiscovered Managers"), and Undiscovered Managers Funds, a Massachusetts business trust (the "Fund").

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain Undiscovered Managers to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and Undiscovered Managers is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Undiscovered Managers, at its expense, will furnish all administrative services to the Fund, including but not limited to corporate secretarial, treasury, blue sky services, and fund accounting services. In its provision of such administrative services, Undiscovered Managers, among other things, will provide: (i) suitable office space for the Fund, (ii) all necessary administrative facilities and equipment, and (iii) bookkeeping and clerical personnel necessary for the efficient conduct of the affairs of the Fund.

         2. The Fund hereby appoints Undiscovered Managers to act as its administrator, and will pay to Undiscovered Managers as compensation for the services rendered and for the facilities furnished by Undiscovered Managers, a fee computed and paid monthly at the annual rate of .25% of the average net asset value of the Fund. Such average net asset value shall be determined by taking an average of all the determinations of such net asset value during such month at the close of business on each business day during such month while this Agreement is in effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers hereunto duly authorized all as of the day and year first above written.



                                       UNDISCOVERED MANAGERS FUNDS



                                       By ______________________________
                                            Mark P. Hurley, President




                                       UNDISCOVERED MANAGERS, LLC



                                       By ______________________________
                                            Mark P. Hurley, President and CEO